Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
FOURTH QUARTER AND YEAR END RESULTS FOR 2018;
DECLARES ANNUAL DIVIDEND

ATLANTA, Georgia, April 1, 2019 - Atlantic American Corporation (Nasdaq- AAME) today reported its results for the fourth quarter and year ended December 31, 2018.  For the fourth quarter ended December 31, 2018, the Company reported net income of $0.2 million, or $0.01 per diluted share, down from $2.5 million, or $0.12 per diluted share, in the fourth quarter of 2017.  The decrease in net income was primarily attributable to an increase in unrealized losses on equity securities recognized in net income of $2.9 million and a decrease in realized investment gains of $2.0 million, partially offset by improvements in underwriting results.  Premiums for the fourth quarter of 2018 increased 12.4% to $45.3 million compared to $40.3 million for the fourth quarter of 2017, as premiums in the life and health operations and property and casualty operations increased 14.4% and 8.3%, respectively, as compared to 2017.

For the year ended December 31, 2018, the Company reported a net loss of $0.7 million, or $0.05 per diluted share, as compared to net income of $4.5 million, or $0.20 per diluted share, for the year ended December 31, 2017.  The decrease was primarily attributable to a decline in realized investment gains of $4.0 million coupled with $2.2 million in unrealized losses on equity securities recognized in net income.  Total premiums during 2018 increased 5.9% to $172.9 million from $163.3 million in 2017, as premiums in the life and health operations increased 8.6% in 2018 as compared to 2017.

Commenting on the results, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “We are pleased with the year over year growth in premium revenues in each of our insurance subsidiaries and remain focused on refining processes and improving profitability.  Rate increases implemented in our life and health operations are beginning to take hold and we are pleased to report the renewal of a significant multi-year state contract with our property and casualty operations, which also included a rate increase.  While prudent pricing practices are key to profitability, the Company has embarked on a number of initiatives to enhance underwriting, better educate our agents, and improve the policyholder experience.  We remain confident in the long-term viability of our strategy and in our commitment to deliver value to our shareholders.  Accordingly, the Board of Directors recently approved the Company’s 8th annual dividend, which is payable on April 24, 2019 to shareholders of record on April 10, 2019.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended December 31,		Year ended December 31,
(Unaudited; In thousands, except per share data)	2018	2017	2018	2017
Insurance premiums
Life and health
Gross earned premiums	$47,425	$39,749	$180,583	$142,251
Ceded premiums	(16,606)	(12,811)	(61,459)	(32,585)
Net earned premiums	30,819	26,938	119,124	109,666
Property and casualty
Gross earned premiums	15,914	14,589	58,882	58,449
Ceded premiums	(1,406)	(1,196)	(5,075)	(4,788)
Net earned premiums	14,508	13,393	53,807	53,661

Insurance premiums, net	45,327	40,331	172,931	163,327
Net investment income	2,438	2,116	9,549	8,496
Realized investment gains, net	4,357	6,350	5,154	9,168
Unrealized losses on equity securities, net	(2,947)	-	(2,194)	-
Other income	25	28	113	123

Total revenue	49,200	48,825	185,553	181,114

Insurance benefits and losses incurred
Life and health	23,887	21,462	93,821	83,029
Property and casualty	10,285	8,607	38,829	34,486
Commissions and underwriting expenses	10,586	11,646	39,042	43,446
Interest expense	540	450	2,037	1,723
Other expense	3,627	3,773	12,795	13,074

Total benefits and expenses	48,925	45,938	186,524	175,758

Income (loss) before income taxes	275	2,887	(971)	5,356
Income tax expense (benefit)	74	345	(267)	828

Net income (loss)	$201	$2,542	$(704)	$4,528

Earnings (loss) per common share (basic and diluted)	$0.01	$0.12	$(0.05)	$0.20

Reconciliation of Non-GAAP Financial Measure

Net income (loss)	$201	$2,542	$(704)	$4,528
Income tax expense (benefit)	74	345	(267)	828
Realized investment gains, net	(4,357)	(6,350)	(5,154)	(9,168)
Unrealized losses on equity securities, net	2,947	-	2,194	-

Non-GAAP operating loss	$(1,135)	$(3,463)	$(3,931)	$(3,812)

Selected Balance Sheet Data	December 31, 2018	December 31, 2017

Total cash and investments	$254,559	$272,058
Insurance subsidiaries	235,796	244,754
Parent and other	18,763	27,304
Total assets	344,274	343,239
Insurance reserves and policyholder funds	189,048	173,583
Debt	33,738	33,738
Total shareholders' equity	101,372	112,983
Book value per common share	4.75	5.26
Statutory capital and surplus
Life and health	34,214	34,135
Property and casualty	43,467	43,348